Stradling Yocca Carlson & Rauth
A PROFESSIONAL CORPORATION
ATTORNEYS AT LAW	ORANGE COUNTY
660 NEWPORT CENTER DRIVE, SUITE 1600	SACRAMENTO
NEWPORT BEACH, CA 92660-6422	SAN DIEGO
TELEPHONE (949) 725-4000	SAN FRANCISCO
FACSIMILE (949) 725-4100	SANTA BARBARA
Exhibit 5.1
November 7, 2007
TranS1 Inc.
411 Landmark Drive
Wilmington, NC 28412-6303
     Re: Registration Statement on Form S-8
     Ladies and Gentlemen:
     At your request, we have examined the form of Registration Statement on Form S-8 (the “Registration Statement”) being filed by TranS1 Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 3,769,684 shares of the Company’s common stock, $0.0001 par value (the “Shares”), reserved for issuance under the Company’s Amended and Restated 2000 Stock Incentive Plan, as amended (the “2000 Plan”), 2007 Stock Incentive Plan (the “2007 Plan”), and the 2007 Employee Stock Purchase Plan (the “2007 ESPP”, and together with the 2000 Plan and the 2007 Plan, the “Plans”), respectively.
     We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.
     Based on the foregoing, it is our opinion that the issuance of the Shares against full payment in accordance with the respective terms and conditions of the Plans will be legally and validly issued, fully paid and nonassessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours, STRADLING YOCCA CARLSON & RAUTH
/s/ Stradling Yocca Carlson & Rauth